Exhibit 10.1.ax

Annual Incentive Arrangement for Douglas N. Schantz

During 2006, at the direction of the Compensation and Management Development Committee of the Board of Directors (the “C&MD Committee”) of AGL Resources Inc. (the “Company”), management adopted an annual incentive arrangement (the “Schantz Annual Incentive”) for the benefit of Douglas N. Schantz, President, Sequent Energy Management, LP (“Sequent”). Generally, the Schantz Annual Incentive is based upon Company EPS, his individual performance in leading the Sequent business, and the annual incentive compensation payable to Mr. Schantz’s direct reports, who are paid under the Sequent annual incentive plan.  Sequent's performance is measured by its earnings before interest and taxes (EBIT) against expectations set earlier in the year. For the plan year, actual payout is based on the total Sequent bonus pool which is a percentage of Sequent’s EBIT for the subject performance year. Although Mr. Schantz does not participate in the Sequent annual incentive plan, this pool is used to pay all participants in the Sequent plan as well as Mr. Schantz.  Pursuant to the terms of the Schantz Annual Incentive, unless the Compensation and Management Development Committee determines otherwise, in their sole discretion if the Company’s earnings per share (“EPS”) threshold, set forth in the Company’s Annual Incentive Plan (previously filed with the Commission as Exhibit 10.1 of the AGL Resources Inc. Form 8-K Amendment No. 1 filed on February 24, 2006) is not achieved, then no payment will be made.

Mr. Schantz’s Annual Incentive provides for mandatory deferral of 50% of any amount earned by a participant for a plan year, which exceeds his annual base salary for that year. The deferred amount is payable in approximately equal installments on each of the first two anniversaries of the deferral date. If Mr. Schantz should terminate employment, for any reason, before an anniversary date, the unpaid balances are forfeited. During the deferral period, deferred amounts earn interest calculated at the appropriate treasury rate.